Exhibit 10.1

AMENDMENT NO. 2 TO CREDIT AGREEMENT

This Amendment No. 2 to Credit Agreement (“Amendment”) is made on June ___, 2020 (“Amendment No. 2 Effective Date”) between BHT FINANCIAL LLC, a Delaware limited liability company (“Borrower”), and Comerica Bank, a Texas banking association (“Bank”).

Borrower and Bank entered into a Credit Agreement dated February 2, 2018, as amended by Amendment No. 1 to Credit Agreement dated November 9, 2018 (“Credit Agreement”) providing terms and conditions governing certain loans and other credit accommodations extended by Bank to Borrower (“Indebtedness”).

Borrower and Bank have agreed to amend the terms of the Credit Agreement as provided in this Amendment.

Accordingly, Borrower and Bank agree as follows:

1.             Capitalized Terms. In this Amendment, capitalized terms that are used without separate definition shall have the meanings given to them in the Credit Agreement.

2.             Amendments. The Credit Agreement is amended as follows:

(a)	Section 4.1(a) of the Credit Agreement is amended in its entirety to read as follows:

“(a) [Reserved].”

(b)	Section 4.2 of the Credit Agreement is amended in its entirety to read as follows:

“4.2 Financial Covenants. Cause Frank E. Celli and James Chambers to maintain, in the aggregate, Unencumbered Liquid Assets having a value (as such value is reasonably determined by Bank) equal to Two Million and 00/100 Dollars ($2,000,000.00). Such covenant to be measured as of the end of every calendar quarter.”

3.             Representations. Borrower represents and agrees that:

(a)        Except as expressly modified in this Amendment, (i) the representations and warranties set forth in the Credit Agreement and in each of the Loan Documents, and (ii) the covenants set forth in the Credit Agreement continue to be satisfied in all respects, and are legal, valid and binding obligations with the same force and effect as if entirely restated in this Amendment.

(b)        When executed, this Amendment will be a duly authorized, legal, valid, and binding obligation of Borrower enforceable in accordance with its terms, and will not conflict with or violate any of Borrower’s organizational documents or any agreement or instrument to which Borrower or any material portion of its assets is bound.

(c)        The Limited Liability Company Resolutions Authority to Procure Loans delivered to Bank on or about February 2, 2018 remain in full force and effect, have not been amended, repealed or rescinded in any respect and may continue to be relied upon by Bank until written notice to the contrary is received by Bank, and Borrower continues to be in good standing under the laws of the State of Delaware.

(d)       There is no default continuing under the Credit Agreement, or any related document, agreement, or instrument, and no event has occurred or condition exists that is or, with the giving of notice or lapse of time or both, would be such a default.

4.             Conditions Precedent. The effectiveness of this Amendment is subject to Bank’s receipt of or Borrower’s satisfaction of all of the following:

(a) this Amendment and such other agreements and instruments reasonably requested by Bank pursuant to the Closing Agenda attached hereto as Exhibit “A”;

(b) payment all of Bank expenses incurred through the date of this Amendment; and

(c) such other documents and completion of such other matters as Bank may reasonably deem necessary or appropriate.

5.             Waiver of Default. Borrower acknowledges that it is not in compliance with the Agreement because it has failed to comply with Section 4.1(a) (Annual Reviewed Financial Statements) for the periods ending December 31, 2018 and December 31, 2019 (“Identified Defaults”). Bank waives any default or Event of Default under the Credit Agreement arising out of the Identified Defaults for the periods ending on the stated dates, but not at or for any subsequent time or period. This provision is not a waiver of or consent to any other event, condition, transaction, act or omission whether related or unrelated to the Identified Defaults.

6.             No Other Changes. Except as specifically provided in this Amendment, it does not vary the terms and provisions of any of the Loan Documents (“Loan Documents”). This Amendment shall not impair the rights, remedies, and security given in and by the Loan Documents. The terms of this Amendment shall control any conflict between its terms and those of the Credit Agreement.

7.             Ratification. Except for the modifications under this Amendment, the parties ratify and confirm the Credit Agreement and the Loan Documents and agree that they remain in full force and effect.

8.             Further Modification; No Reliance. This Amendment may be altered or modified only by written instrument duly executed by Borrower and Bank. In executing this Amendment, Borrower is not relying on any promise or commitment of Bank that is not in writing signed by Bank. This Amendment shall not be more strictly construed against any one of the parties as compared to any other.

9.             Successors and Assigns. This Amendment shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

10.           Governing Law. The parties agree that the terms and provisions of this Amendment shall be governed by and construed in accordance with the internal laws of the State of Michigan, without regard to principles of conflicts of law.

11.           No Defenses. Borrower acknowledges, confirms, and warrants to Bank that as of the date hereof Borrower has absolutely no defenses, claims, rights of set-off, or counterclaims against Bank under, arising out of, or in connection with, this Amendment, the Credit Agreement, the Loan Documents and/or the individual advances under the Indebtedness, or against any of the indebtedness evidenced or secured thereby.

12.           Expenses. Borrower shall promptly pay all out-of-pocket fees, costs, charges, expenses, and disbursements of Bank incurred in connection with the preparation, execution, and delivery of this Amendment, and the other documents contemplated by this Amendment.

13.           Counterparts. This Amendment may be executed in one or more counterparts, and by separate parties on separate counterparts, all of which shall constitute one and the same agreement.

[Signature Page Follows]

This Amendment No. 2 to Credit Agreement is executed and delivered as of the Amendment No. 2 Effective Date.

Comerica Bank	BHT Financial LLC

By:	By:	BioHiTech Global, Inc.
Name:	Its:	Member
Title:

By:
	Name:	Brian C. Essman
	Title	Chief Financial Officer

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